Exhibit 99.1

Investor Contact:                         Media Contact:
Nicole Vattimo                            Dana Grosser
SEI    SEI
+1 610-676-4385                        +1 610-676-2459
nvattimo@seic.com                         dgrosser@seic.com
Pages:        8

FOR IMMEDIATE RELEASE

SEI REPORTS THIRD-QUARTER 2015 FINANCIAL RESULTS

Results Include $.02 Diluted Earnings per Share Charge for Asset Write Off

OAKS, Pa., October 21, 2015 -- SEI Investments Company (NASDAQ:SEIC) today announced financial results for the third-quarter 2015. Diluted earnings per share were $.47 in third-quarter 2015 compared to $.49 in third-quarter 2014. Third-quarter 2015 includes a charge against earnings of approximately $6.0 million, or $.02 diluted earnings per share, from the write off of certain assets related to the SEI Wealth PlatformSM.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2015	2014	%	2015	2014	%

Revenues	$335,622	$322,047	4%	$998,811	$943,248	6%
Net income	79,425	83,983	(5)%	250,276	241,616	4%
Diluted earnings per share	$0.47	$0.49	(4)%	$1.47	$1.39	6%
“Our third-quarter results reflect short-term challenges resulting from weakened capital markets, balanced by continued market acceptance of our broad solutions,” said Alfred P. West, Jr., SEI Chairman and CEO. “We are encouraged by the level of engagement of our target markets and feel the investments we are making in enhancing our technology platforms, operational capacity and investment products serve us well both for today and into the future.
“Despite the market headwinds we face, we are confident in our market positioning and in our ability to help our clients succeed by delivering outsourced enterprise platforms.”

Summary of Third-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2015	2014	%	2015	2014	%
Private Banks:
Revenues	$116,280	$110,147	6%	$342,826	$329,508	4%
Expenses	104,217	100,498	4%	308,200	299,645	3%
Operating Profit	12,063	9,649	25%	34,626	29,863	16%
Gain on sale of subsidiary	—	—	—%	2,791	5,582	NM
Segment Profit	12,063	9,649	NM	37,417	35,445	NM
Operating Margin (A)	10%	9%		10%	9%

Investment Advisors:
Revenues	76,238	74,469	2%	228,006	210,939	8%
Expenses	45,530	37,796	20%	125,446	108,052	16%
Operating Profit	30,708	36,673	(16)%	102,560	102,887	—%
Operating Margin	40%	49%		45%	49%

Institutional Investors:
Revenues	74,515	72,560	3%	224,043	212,211	6%
Expenses	36,923	35,495	4%	108,662	104,615	4%
Operating Profit	37,592	37,065	1%	115,381	107,596	7%
Operating Margin	50%	51%		51%	51%

Investment Managers:
Revenues	67,162	63,640	6%	199,809	187,099	7%
Expenses	43,899	40,156	9%	126,663	118,789	7%
Operating Profit	23,263	23,484	(1)%	73,146	68,310	7%
Operating Margin	35%	37%		37%	37%

Investments in New Businesses:
Revenues	1,427	1,231	16%	4,127	3,491	18%
Expenses	5,179	4,614	12%	14,848	13,314	12%
Operating Loss	(3,752)	(3,383)	NM	(10,721)	(9,823)	NM

Totals:
Revenues	$335,622	$322,047	4%	$998,811	$943,248	6%
Expenses	235,748	218,559	8%	683,819	644,415	6%
Corporate overhead expenses	12,856	12,990	(1)%	38,986	36,313	7%
Income from operations	$87,018	$90,498	(4)%	$276,006	$262,520	5%

(A) Percentages determined exclusive of gain on sale of subsidiary.

Third-Quarter Business Highlights:

•
Revenue growth was primarily driven by higher Asset management, administration, and distribution fees from improved cash flows from new and existing clients and the favorable market conditions which prevailed during the first six months of 2015. The recent market volatility during third-quarter 2015 negatively impacted our asset-based fee revenues and partially offset our revenue growth.

•
Sales events, net of client losses, during third-quarter 2015 totaled approximately $20.8 million and are expected to generate net annualized recurring revenues of approximately $19.5 million when contract values are fully realized.

•
Despite the unfavorable market conditions during third-quarter 2015, our average assets under management, excluding LSV, increased $4.4 billion, or three percent, to $172.8 billion, as compared to $168.5 billion during the third-quarter 2014 (see attached Average Asset Balances schedules for further details).

•
Our average assets under administration increased $37.4 billion, or ten percent, to $397.8 billion in the third-quarter 2015, as compared to $360.4 billion during the third-quarter 2014 (see attached Average Asset Balances schedules for further details).

•
Our earnings from LSV decreased by $4.6 million, or 12 percent, to $33.6 million in third-quarter 2015 as compared to $38.2 million in third-quarter 2014. The reduction in earnings was due to lower assets under management from market volatility in third-quarter 2015 as well as reduced performance fees earned by LSV.

•
We wrote off approximately $6.0 million, or $0.02 diluted earnings per share, in previously capitalized software development costs and purchased software related to the SEI Wealth Platform in the third-quarter 2015. The expense associated with this write off impacted the Private Banks segment by $3.6 million and the Investment Advisors segment by $2.4 million, and is reflected in Facilities, supplies and other costs on the Consolidated Statement of Operations.

•	Amortization expense related to the SEI Wealth Platform was $10.8 million during the third-quarter 2015 as compared to $9.8 million during the third-quarter 2014 due to continued enhancements.

•
Our operating expenses related to personnel costs in our Investment Advisors and Investment Managers segments increased. These increased operational costs are mainly related to servicing new and existing clients.

•	Our effective tax rates were 34.1 percent in third-quarter 2015 and 34.7 percent in third-quarter 2014.

•	We repurchased 1.7 million shares of our common stock for $85.8 million during the third-quarter 2015.

Earnings Conference Call
A conference call to review earnings is scheduled for 2 p.m. Eastern time on October 21, 2015. Investors may listen to the call at seic.com/investors. The call may also be accessed at many financial services websites, including Google Finance and Yahoo Finance. Investors may also listen to replays at these websites, or by telephone at (USA) 800-475-6701; (International) 320-365-3844, access code 371051.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of September 30, 2015, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $638 billion in mutual fund and pooled or separately managed assets, including $245 billion in assets under management and $393 billion in client assets under administration. For more information, visit seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Asset management, admin. and distribution fees	$252,585	$244,704	$756,101	$705,966
Information processing and software servicing fees	74,413	70,020	218,765	215,026
Transaction–based and trade execution fees	8,624	7,323	23,945	22,256

Total revenues	335,622	322,047	998,811	943,248

Subadvisory, distribution and other asset mgmt costs	40,230	39,737	119,619	110,993
Software royalties and other information processing costs	8,028	8,562	23,594	25,532
Brokerage commissions	6,460	5,119	17,863	16,217
Compensation, benefits and other personnel	99,461	94,316	292,646	281,210
Stock-based compensation	3,867	3,786	11,476	9,481
Consulting, outsourcing and professional fees	35,963	34,946	108,560	103,283
Data processing and computer related	15,173	13,555	43,100	39,553
Facilities, supplies and other costs	22,477	16,136	56,195	49,354
Amortization	10,837	9,813	31,806	28,611
Depreciation	6,108	5,579	17,946	16,494

Total expenses	248,604	231,549	722,805	680,728

Income from operations	87,018	90,498	276,006	262,520

Net (loss) gain on investments	(756)	(478)	(544)	49
Interest and dividend income	846	750	2,570	2,248
Interest expense	(115)	(115)	(342)	(342)
Equity in earnings of unconsolidated affiliates	33,595	37,963	104,917	104,080
Gain on sale of subsidiary	—	—	2,791	5,582

Income before income taxes	120,588	128,618	385,398	374,137

Income taxes	41,163	44,635	135,122	132,521

Net income	79,425	83,983	250,276	241,616

Basic earnings per common share	$0.48	$0.50	$1.51	$1.43

Shares used to calculate basic earnings per share	165,579	167,925	166,142	168,612

Diluted earnings per common share	$0.47	$0.49	$1.47	$1.39

Shares used to calculate diluted earnings per share	169,255	172,905	169,977	173,700

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$647,589	$667,446
Restricted cash	6,319	5,801
Receivables from regulated investment companies	45,792	48,393
Receivables, net	217,696	194,419
Securities owned	21,225	21,175
Other current assets	29,206	18,193
Total Current Assets	967,827	955,427

Property and Equipment, net	142,352	125,535
Capitalized software, net	294,380	309,040
Investments available for sale	75,650	77,609
Investments in affiliated funds, at fair value	3,944	4,523
Investment in unconsolidated affiliates	42,294	54,290
Other assets, net	17,082	16,451
Total Assets	$1,543,529	$1,542,875

Liabilities and Equity
Current Liabilities:
Accounts payable	$4,002	$10,588
Accrued liabilities	153,280	207,429
Deferred income taxes, net	176	1,414
Deferred revenue	4,457	1,749
Total Current Liabilities	161,915	221,180

Deferred income taxes	59,597	63,755
Other long-term liabilities	12,253	10,327
Total Liabilities	233,765	295,262

Shareholders' Equity:
Common stock	1,646	1,667
Capital in excess of par value	892,549	834,615
Retained earnings	435,915	420,226
Accumulated other comprehensive loss, net	(20,346)	(8,895)
Total Shareholders' Equity	1,309,764	1,247,613
Total Liabilities and Shareholders' Equity	$1,543,529	$1,542,875

SEI INVESTMENTS COMPANY
ENDING ASSET BALANCES
(In millions)
(Unaudited)

	Sept. 30,	Dec 31,	Mar. 31,	Jun. 30,	Sept. 30,
	2014	2014	2015	2015	2015
Private Banks:
Equity/Fixed Income programs	$18,634	$18,666	$19,296	$19,686	$18,243
Collective Trust Fund programs	11	8	9	13	3
Liquidity funds	5,331	5,889	5,551	5,280	5,469
Total assets under management	$23,976	$24,563	$24,856	$24,979	$23,715
Client assets under administration	16,288	16,741	17,643	17,485	16,896
Total assets	$40,264	$41,304	$42,499	$42,464	$40,611

Investment Advisors:
Equity/Fixed Income programs	$42,260	$43,845	$45,800	$46,951	$43,988
Collective Trust Fund programs	9	9	8	8	9
Liquidity funds	3,086	3,173	3,047	2,817	4,677
Total assets under management	$45,355	$47,027	$48,855	$49,776	$48,674

Institutional Investors:
Equity/Fixed Income programs	$72,006	$72,828	$74,178	$75,341	$70,818
Collective Trust Fund programs	98	95	94	93	96
Liquidity funds	2,891	2,929	3,246	2,960	2,655
Total assets under management	$74,995	$75,852	$77,518	$78,394	$73,569

Investment Managers:
Equity/Fixed Income programs	$64	$27	$25	$24	$59
Collective Trust Fund programs	21,297	20,833	20,965	20,632	19,863
Liquidity funds	1,018	946	1,091	1,007	848
Total assets under management	$22,379	$21,806	$22,081	$21,663	$20,770
Client assets under administration (A)	346,841	355,890	372,116	381,963	376,133
Total assets	$369,220	$377,696	$394,197	$403,626	$396,903

Investments in New Businesses:
Equity/Fixed Income programs	$703	$736	$756	$779	$752
Liquidity funds	118	98	106	57	51
Total assets under management	$821	$834	$862	$836	$803

LSV Asset Management:
Equity/Fixed Income programs	$81,536	$82,665	$84,123	$86,334	$76,958

Total:
Equity/Fixed Income programs (B)	$215,203	$218,767	$224,178	$229,115	$210,818
Collective Trust Fund programs	21,415	20,945	21,076	20,746	19,971
Liquidity funds	12,444	13,035	13,041	12,121	13,700
Total assets under management	$249,062	$252,747	$258,295	$261,982	$244,489

Client assets under administration (C)	363,129	372,631	389,759	399,448	393,029
Total assets	$612,191	$625,378	$648,054	$661,430	$637,518

(A)
Client assets under administration in the Investment Managers segment include $49.3 billion of assets balances that require limited services and therefore are at fee levels below our normal full service assets (as of September 30, 2015).

(B)	Equity/Fixed Income programs include $4.7 billion of assets invested in various asset allocation funds at September 30, 2015.

(C)	In addition to the numbers presented, SEI also administers an additional $6.4 billion in Funds of Funds assets (as of
September 30, 2015) on which SEI does not earn an administration fee.

SEI INVESTMENTS COMPANY
AVERAGE ASSET BALANCES
(In millions)
(Unaudited)

	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.
	2014	2014	2015	2015	2015
Private Banks:
Equity/Fixed Income programs	$18,804	$18,606	$18,869	$19,872	$19,080
Collective Trust Fund programs	12	10	8	12	6
Liquidity funds	5,466	5,537	5,755	5,256	5,443
Total assets under management	$24,282	$24,153	$24,632	$25,140	$24,529
Client assets under administration	15,707	16,451	17,504	17,823	17,504
Total assets	$39,989	$40,604	$42,136	$42,963	$42,033

Investment Advisors:
Equity/Fixed Income programs	$42,389	$43,104	$44,809	$47,027	$45,992
Collective Trust Fund programs	11	9	9	8	9
Liquidity funds	2,830	3,087	3,072	2,819	3,523
Total assets under management	$45,230	$46,200	$47,890	$49,854	$49,524

Institutional Investors:
Equity/Fixed Income programs	$72,010	$72,771	$73,760	$75,426	$73,568
Collective Trust Fund programs	98	96	95	94	93
Liquidity funds	2,883	2,973	3,021	3,354	2,843
Total assets under management	$74,991	$75,840	$76,876	$78,874	$76,504

Investment Managers:
Equity/Fixed Income programs	$64	$64	$27	$25	$24
Collective Trust Fund programs	22,123	21,140	21,108	21,387	20,449
Liquidity funds	962	904	1,066	1,010	978
Total assets under management	$23,149	$22,108	$22,201	$22,422	$21,451
Client assets under administration	344,661	355,903	367,206	378,347	380,247
Total assets	$367,810	$378,011	$389,407	$400,769	$401,698

Investments in New Businesses:
Equity/Fixed Income programs	$688	$731	$755	$784	$776
Liquidity funds	139	97	101	75	49
Total assets under management	$827	$828	$856	$859	$825

LSV Asset Management:
Equity/Fixed Income programs	$82,402	$83,187	$83,439	$87,409	$80,656

Total:
Equity/Fixed Income programs	$216,357	$218,463	$221,659	$230,543	$220,096
Collective Trust Fund programs	22,244	21,255	21,220	21,501	20,557
Liquidity funds	12,280	12,598	13,015	12,514	12,836
Total assets under management	$250,881	$252,316	$255,894	$264,558	$253,489

Client assets under administration	360,368	372,354	384,710	396,170	397,751
Total assets	$611,249	$624,670	$640,604	$660,728	$651,240